FORM 8-K




Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934



Date of Report: November 1, 1998





UNITED MORTGAGE TRUST


     (a Maryland trust)    Commission File Number 333-10109

         IRS Employer Identification No. 75-6496585





1701 N. Greenville Avenue, Suite 403
Richardson  TX  75081
(972) 705-9805


UNITED MORTGAGE TRUST
INDEX TO FORM 8-K

                                                Page Number


Item 2. Acquisition or Disposition of Assets         3

Item 5. Other Information                            4

Signatures                                           4




Item 2. Acquisition or Disposition of Assets

Between September 11, 1998 and October 31, 1998, United
Mortgage Trust ("the Company") acquired forty-four first lien mortgage notes ("residential mortgages") with a total unpaid principal balance on the date of purchase of $1,949,939, at a discount, for $1,938,871. Funds used to acquire the notes were gross offering proceeds from the closings on September 15, October 1, and October 15, 1998.
The residential mortgages were chosen for purchase following the investment objectives and policies as set forth in the Declaration of Trust, as amended, dated August
15, 1996, and using the underwriting criteria set forth therein.

All forty-three of the residential mortgages were acquired from South Central Mortgage, Inc., an affiliate of the Advisor, Mortgage Trust Advisors, Inc. One mortgage was acquired from a bank.

The residential mortgages acquired during the period had a blended annual interest rate of 11.47%, a current annual yield of approximately 11.81%, and an investment-to-value ratio of 83.24%, as of the purchase date of the notes. On average they had an unpaid principal balance of $42,784, a term remaining of 334 months and were acquired for approximately 97.09% of the outstanding unpaid principal balance on the notes purchase date.

The Company paid acquisition fees in the amount of $58,166 to the Advisor, Mortgage Trust Advisors, Inc., which represented 3% of the unpaid principal balance of the residential mortgages acquired.

As of October 31, 1998 the Company had investments in 90 interim mortgages for an aggregate investment of $3,037,776. The interim mortgages had terms of no greater than 12 months and were made to borrowers for the purchase, renovation and sale of single family homes. These loans, which were first lien mortgage notes secured by properties in Texas, had a blended interest rate of 13.13%.

Funds used in the acquisition of the assets were offering proceeds from the sale of shares of the Company.


Item 5. Other Information

Status of Offering

Thirty-three new shareholders were admitted to the Company during the period September 11 and October 31, 1998 increasing the total number of shareholders to 410, and the total number of outstanding shares to 653,174. Gross offering proceeds received from the sale of shares during the period was $1,777,560 increasing the aggregate gross offering proceeds received to $13,476,660. Proceeds from the periods' closings were allocated as follows: $1,590,741 to the Company; $177,756 or 10% to the Selling Group
Manager for selling commissions; $8,888 or 0.5% to the Selling Group Manager for due diligence fees; and $175 to the Escrow Agent as compensation for distributing interest accrued to subscribers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                UNITED MORTGAGE TRUST


November 1, 1998                 /S/Christine A. Griffin
                                   Christine A. Griffin
                                         President